Empire Resources Inc.

One Parker Plaza

Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES THIRD QUARTER OPERATING RESULTS

FORT LEE, NJ, November 13, 2006- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income for the three and nine months ended September 30, 2006 of $1,968,000 and $7,061,000 as compared to $2,388,000 and $7,134,000 for the same periods in 2005. Net income for the three and nine months ended September 30, 2006 decreased to $.20 and $.70 per share on a fully diluted basis as compared to $.24 and $.72 per share on a fully diluted basis for the same periods in 2005.

Net sales for the three and nine months were $106,261,000 and $316,168,000 as compared to $90,777,000 and $260,237,000 for the same periods in 2005. Net sales increased 17% for the three month period and 21% for the nine month period as compared to the prior year.

Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:

David Kronfeld

917-408-1940

dkronfeld@empireresources.com

(Table Follows)

Unaudited Condensed Consolidated Statements of Income

In thousands, except per share amounts
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$106,261	$90,777	$316,168	$260,237
Cost of goods sold	98,839	83,494	292,256	239,492

Gross profit	7,422	7,283	23,912	20,745
Selling, general and administrative expenses	2,717	2,247	8,102	6,692

Operating income	4,705	5,036	15,810	14,053
Interest expense	1,557	1,202	4,509	2,638

Income before income taxes	3,148	3,834	11,301	11,415
Income taxes	1,180	1,446	4,240	4,281

Net income	$1,968	$2,388	$7,061	$7,134

Weighted average shares outstanding:
Basic	9,785	9,743	9,771	9,654

Diluted	10,058	10,045	10,069	9,932

Earnings per share:
Basic	$0.20	$0.25	$0.72	$0.74

Diluted	$0.20	$0.24	$0.70	$0.72